Exhibit 99.1

Celsion Corporation

Prepared remarks delivered by Mr. Anthony Deasey, Executive Vice President, Chief

Operating Officer and Chief Financial Officer of Celsion Corporation (the “Company”) at

the Company’s 2005 Annual Meeting of Stockholders on May 19, 2005

Good morning:

I plan to address two subjects today—first, the successful launch of Prolieve™, our BPH treatment system, and second our financial situation in general. We have what I think is good news on both fronts.

As I reported during our quarterly shareholder call last Wednesday, Prolieve is doing very well in the market. At last year’s stockholder meeting we predicted that we would have over 100 control units in service by the end of 2004. At the end of the year we had 101 control units in service. By the end of April we had close to 200 machines in service.

Last year in the nine months or so subsequent to receipt of the PMA approximately 2,500 patients were treated using Prolieve; during the first quarter of 2005 about 1,500 patients were treated; and in April alone close to 1,000 patients were treated.

Our machine utilization in the field is tracking at five to six treatments per month, which is significantly higher than the industry average of three to four. To all appearances, the prospects for the future of this product look terrific.

This has been accomplished through incredibly hard work on the part of the Prolieve team, which is comprised of both Celsion and Boston Scientific employees.

There is no question that Boston Scientific has been a committed partner. When we launched Prolieve they already had the largest sales force in this market and since then have added still more staff, until they now have almost 80 sales people supporting the product. They have also added technical personnel who are working alongside our technical staff to ensure that the product is sufficiently robust to perform reliably in the market. Boston Scientific also is investing in the development of programs designed to assist physicians in the field in raising patient awareness of the Prolieve treatment option. The Celsion and Boston Prolieve people are working together very well and through that co-operation we are progressing toward Celsion’s goal of selling the Prolieve assets to Boston and Boston’s goal of owning the pre-eminent product in the market.

The Celsion team is also outstanding. Since last year’s stockholder meeting we have added a couple of key players—Mike Oleck, our Vice President of Operations and Ramesh Rao, our Director of Process Development. Both Mike and Ramesh have spent their entire careers in the Medical Device Industry, most recently working for Johnson & Johnson. Their skill and experience with both the engineering and regulatory processes have been invaluable as we enhance the reliability of our device.

However without the institutional knowledge of our long serving team of engineers led by Dennis Smith, our Vice President of Engineering, Celsion could not have succeeded.

With every additional month the product is in the market its reliability improves. This in turn increases the confidence and enthusiasm of the Boston Scientific sales force, which ultimately is reflected in revenue growth. However, ensuring Prolieve’s success has its cost, as it puts an enormous strain on Celsion’s resources, particularly in the clinical and regulatory areas, both of which also are critically important to development of our cancer treatment business, which we are pursuing on a parallel path. As Max Link correctly observed, the continuing need to support Prolieve while nurturing our cancer treatment business painfully stresses our resources. This is a problem that the Board of Directors has directed management to resolve sooner rather than later.

In January we initiated discussions with Boston Scientific in the hope that they would exercise their purchase option early—that is, before sales reached the $15 million sales crossover point. As you are all aware, however, the purchase option is entirely at Boston Scientific’s discretion—they could elect never to buy the Prolieve assets. We have had extensive discussions, but they are not yet sufficiently comfortable with the product to make the “buy” decision. Boston has indicated that there are certain, clinical, regulatory and supply chain matters that they want us to address before they consider exercising their option. In order to address these matters expeditiously we have added resources. However this exacerbates the problems of stress on our finances. Therefore, as interim measure we are engaged in discussions with Boston Scientific to explore the possibility of Boston providing Celsion with debt financing. The amount and structure of such a financing ideally would be designed to provide sufficient financial resources to bridge Celsion either to the exercise of the option—and I cannot stress enough, Boston has no obligation to buy the Prolieve assets—or to a point where our cancer technologies have sufficient capital value to enable Celsion to raise funds through an equity deal or through a development partner. We are hopeful that we can reach a mutually beneficial deal that will both reflect Boston Scientific’s confidence in the Prolieve product and demonstrate their continuing interest in our other technologies.

Thanks for your attention.

Dr. Cheung will now update you on the non Prolieve portions of our business or as he optimistically refers to it “Life after Prolieve”.